[CALYPTE BIOMEDICAL CORP. LOGO]                                     NEWS RELEASE
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5000 Hopyard Rd., Suite 480, Pleasanton, CA 94588
www.calypte.com

Company Contact:                                  Investor Relations Contact:
Richard Brounstein, CFO                           Tim Clemensen,
(925) 730-7200                                    Rubenstein Investor Relations
email:rbrounstein@calypte.com                     Phone: (212) 843-9337
email:tclemensen@rubensteinir.com


       CALYPTE BIOMEDICAL ISSUES $8.0 MILLION OF SECURED CONVERTIBLE NOTES

PLEASANTON, CA - APRIL 5, 2004 - CALYPTE BIOMEDICAL CORPORATION (AMEX:HIV) today announced that it has raised $8.0 million through the issuance of Secured 8% Senior Convertible Notes plus warrants in a private placement with accredited investors. The Notes have a term of two years and are convertible into approximately 26.7 million shares of the Company's common stock at a price of $0.30 per share. After a period of eighteen months and under certain conditions, the Company can force the investors to convert any unconverted Notes into shares of its common stock. In conjunction with the Notes, the Company also issued to the investors five-year Series A warrants to purchase approximately 26.7 million shares of its common stock at a price of $0.325 per share and five year Series B warrants to purchase 12.0 million shares of its common stock at $0.325 per share. Both series of warrants are exercisable after a period of six months. The Company has the right to force the exercise of the Series B warrants under certain conditions, which could bring an additional $3.9 million. The investors include Marr Technologies BV, Calypte's largest stockholder. Calypte expects to use the proceeds from the sale of the Notes primarily for continuing the commercialization of its rapid tests for HIV-1/2 diagnosis and for general working capital purposes.

Dr. Richard George, President and CEO of Calypte said, "Our just concluded financing arrangements permit us to continue to execute our business plan for 2005. We appreciate the confidence in and support of our Company demonstrated by the continuing investments of our largest investors."

The Company plans to file a registration statement to register the shares of common stock underlying the notes and warrants issuable in connection with the private placement.



About Calypte Biomedical:
Calypte Biomedical Corporation, headquartered in Pleasanton, California, is a healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases. Calypte specializes in novel tests such as the HIV-1 Incidence EIA as well as

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tests that can determine HIV antibody status without the need for blood. Calypte is engaged in developing new diagnostic test products for the rapid detection of HIV and other sexually transmitted diseases. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. . The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2004 and its subsequent filings with the SEC.